Exhibit 23.6

CONSENT OF MARK B. MATHISEN

I consent to the use of my name, or any quotation from, or summarization of, Sections 1.1.1.1, 1.1.2.1, 1.3.1 to 1.3.7, 2, 3, 4.1, 4.2, 4.4, 4.5, 5.1 to 5.4, 5.6, 6 to 12, 14, 15, 23, 24, 25.1, and 26.1 and my contributions to Section 27 of the technical report summary entitled “Technical Report on the Nichols Ranch Project, Johnson and Campbell Counties, Wyoming, USA”; Sections 1.1.1.1, 1.1.2.1, 1.3.1, 1.3.2, 1.3.4 to 1.3.8, 2, 3, 4.1, 4.2, 4.4, 4.5, 5.1 to 5.6, 6 to 12, 14, 15, 23, 24, 25.1, and 26.1, and my contributions to Section 27 of the technical report summary entitled “Technical Report on the Roca Honda Project, McKinley County, State of New Mexico, USA”; all sections of the technical report summary entitled “Technical Report on the Pinyon Plain Project, Coconino County, Arizona, USA”; all sections of the technical report summary entitled “Technical Report on the La Sal Project, San Juan County, Utah, USA”; and all sections of the technical report summary entitled “Technical Report on the Bullfrog Project, Garfield County, Utah, USA,” each dated February 22, 2022, prepared by me, included or incorporated by reference in:

(i)    the Annual Report on Form 10-K for the period ended December 31, 2021 (the “10-K”) of Energy Fuels Inc. (the “Company”) being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto;

(ii)    the Company’s Form S-3 Registration Statements (File Nos. 333-253666 and 333-226878), and any amendments or supplements thereto; and

(iii)    the Company’s Form S-8 Registration Statements (File Nos. 333-217098, 333-205182, 333-194900, 333-226654 and 333-254559), and any amendments or supplements thereto.

I further consent to the filing of the technical report summaries as exhibits to the 10-K.

/s/ Mark B. Mathisen
Mark B. Mathisen, C.P.G.

Date: March 15, 2022